ANNUAL COMPLIANCE STATEMENT

RE: PE5 – SEQUOIA 2013-4

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as Servicer, pursuant to the Agreement, does hereby certify that:

(1) A review of the activities of the Servicer between May 1, 2023 to December 31, 2023 and of the performance of the Servicer under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review for purposes of Regulation AB, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year, except as otherwise provided in the Servicer’s applicable Form 1122 filing.

JP Morgan Chase Bank, N.A.

Date: 2/28/2024

By: /s/ Michelle Silwonuk

Name: Michelle Silwonuk

Title: Managing Director